UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 22, 2016

________________________________

CAPRICOR THERAPEUTICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34058	88-0363465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8840 Wilshire Blvd., 2nd Floor, Beverly Hills, CA (Address of principal executive offices)	90211 (Zip Code)

(310) 358-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2016, Capricor, Inc. (“Capricor”), a wholly-owned subsidiary of Capricor Therapeutics, Inc. (the “Company”), appointed Leland J. Gershell, M.D., Ph.D., age 43, as its Chief Financial Officer. In this role, Dr. Gershell will act as the Company’s principal financial officer.

Dr. Gershell served as the Chief Financial Officer of Tonix Pharmaceuticals Holding Corp. from March 2012 to January 2016 and as its Treasurer from November 2012 to January 2016. From May 2011 to December 2011, Dr. Gershell was Managing Director and Senior Analyst at Madison Williams and Company, where he was responsible for equity research coverage of specialty pharmaceutical and biotechnology companies. From April 2010 to October 2010, Dr. Gershell was Senior Analyst at Favus Institutional Research, where he was responsible for issuing research reports on a variety of healthcare companies to institutional investors. From October 2008 to October 2009, Dr. Gershell was Senior Analyst at Apothecary Capital, a healthcare investment firm. From November 2004 to September 2008, Dr. Gershell was an equity research analyst at Cowen and Company, most recently as Vice President, where he was responsible for the equity research coverage of small and middle capitalization biotechnology companies. Dr. Gershell earned his M.D. and Ph.D. in Organic Chemistry from Columbia University and his B.A. magna cum laude in Chemistry and Asian Studies from Dartmouth College. Dr. Gershell is an inventor on patents for SAHA/vorinostat, which is marketed by Merck as Zolinza® and is the first histone deacetylase (HDAC) inhibitor to receive FDA approval.

In connection with Dr. Gershell’s appointment as Chief Financial Officer, Capricor entered into an Employment Agreement with Dr. Gershell, dated as of February 22, 2016 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Dr. Gershell will be paid an initial base salary of $250,000 per year. He may also be entitled to base salary increases, bonuses or stock option grants, as determined in the sole discretion of the Compensation Committee of the Company’s Board of Directors, and is entitled to participate in or receive benefits under the employee benefit programs of Capricor, including Capricor’s medical, dental and vision programs, as well as to receive reimbursement of certain business expenses incurred during his employment. The Employment Agreement provides that Dr. Gershell’s employment with Capricor will continue in effect until terminated by either Capricor or Dr. Gershell, and that Dr. Gershell’s employment is “at will” and may be terminated at the will of either Capricor or Dr. Gershell, with or without cause. In accordance with the terms of the Employment Agreement, and subject to approval of the Company’s Board of Directors, Dr. Gershell will be granted an option to purchase 166,500 shares of the Company’s common stock (the “Option”). If approved, the Option will be granted under the terms of the Company’s 2012 Restated Equity Incentive Plan and will have an exercise price not less than the closing price of a share of the Company’s common stock on the date of grant. 25% of the shares of the Company’s common stock subject to the Option will vest on the first anniversary of the first day of the month following the date of grant, and the remaining shares of the Company’s common stock subject to the Option will vest at a rate of 1/36 per month on the first day of each succeeding month thereafter, subject to Dr. Gershell’s continued employment with Capricor on each such date. The Company has also entered into the Company’s standard form Indemnity Agreement with Dr. Gershell.

Dr. Gershell does not have any family relationship with any director or executive officer of either Capricor or the Company and has not been directly or indirectly involved in any transactions with either Capricor or the Company. Dr. Gershell was not selected to serve as Capricor’s Chief Financial Officer pursuant to any arrangement or understanding with any person.

In connection with the appointment of Dr. Gershell as Capricor’s Chief Financial Officer, effective February 22, 2016, Anthony Bergmann will no longer serve as the Company’s principal financial officer but will continue to serve as the Company’s Vice President of Finance and remain as the Company’s principal accounting officer.

The foregoing description of the Employment Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPRICOR THERAPEUTICS, INC.

Date: February 24, 2016	By:	/s/ Linda Marbán, Ph.D.
Linda Marbán, Ph.D.
Chief Executive Officer